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                 Don't Gamble on Empty Promises
                Western's Proposal Doesn't Add Up

Western Resources is launching a hostile attach in a last-minute attempt to derail the formation of a formidable competitor -- the new KCPL/UtiliCorp company. KCPL believes Western is trying to manipulate KCPL shareholders and our community into believing its unrealistic assertions. Don't believe the hype.

             Western's savings claims are inflated.

WESTERN SAYS:  A Western/KCPL merger will result in savings of more than $1 billion.

THE TRUTH IS:  Western manipulated its data to create the
               illusion of value. In a May 22, 1995 letter from Western's Chairman to KCPL's Chairman, Western estimated it could only save $500 million over 10 years in a merger with KCPL -- less than half of what it is saying now.

          Western's merger assumptions are unrealistic.

WESTERN SAYS:  Regulatory authorities will allow Western to
               retain 70% of its estimated merger benefits.

THE TRUTH IS:  Western is under a Kansas Corporation Commission
               (KCC) order that requires it to share savings "on a 50/50 basis" with its ratepayers. Even if Western were free of this legal requirement, it still couldn't deliver since regulators typically allow utilities to retain only 50% or less of these savings. In its own SEC filings on the UtiliCorp merger, KCPL's savings retention estimate is a realistic 50%.

     Western's promised dividend increases are questionable.

WESTERN SAYS:  The dividend will be substantially increased.

THE TRUTH IS:  In its official SEC filings Western admitted its dividend could be significantly smaller than what it is promising publicly. Since Western can't achieve its forecast merger savings, keep most of them, and avoid adverse regulatory treatment, KCPL believes that Western cannot maintain its dividend at the proposed level. In early April, Standard & Poor's put Western on its CreditWatch list for possible downgrade and Citizens' Utility Ratepayer Board told Kansas regulators that it would "request more significant rate reductions" than those included in Western's latest proposal. Any decrease in Western's rates or increase in the cost of capital caused by a S&P downgrade would undermine the value of its stock and inhibit Western's ability to maintain even its current dividend.

  Western's stock value in any merger with KCPL is speculative.

WESTERN SAYS:  Their proposal represents a current market value of $28 per KCPL share.

THE TRUTH IS:  The market value of Western's shares would be heavily influenced by Western's ability to achieve its inflated savings estimates and by betting that regulators would allow it to retain a precedent-setting 70% of such savings. The value of Western's shares may also be affected adversely by cuts in Western's utility rates, which are currently under review. Western has demonstrated concerns about a decline in its stock price. Its proposal contains a "collar," a mechanism which limits the risk to Western's shareholders of subsequent stock price declines, placing it squarely on the shoulders of KCPL shareholders. You should know that, based upon April 23 closing prices, if the market price of Western's common stock declines by just 5.3%, the value of its proposal falls below $28 per KCPL share. Any further decline in Western's stock price will result in even greater erosion of value.

Western's promise of "no layoffs" doesn't square with the truth.

WESTERN SAYS:  There would be no layoffs in a KCPL/Western
               merger.

THE TRUTH IS:  In official KCC filings Western admits 531 "merger related reductions." When Western merged with KGE in 1992, it said there would be no layoffs. Yet Western's hometown paper, The Wichita Eagle reported "Western Resources now employs nearly 2,000 fewer people than KGE and KPL employed before their merger" in 1992.

            Don't Gamble On Western's Empty Promises
  VOTE YES To The KCPL/UtiliCorp Merger on the WHITE Proxy Card

If you have any questions or need assistance in completing the WHITE proxy card, please call our proxy solicitor, D. F. King &
Co., Inc., toll free, at 1-800-714-3312.

April 25, 1996